Exhibit 5.1

June 20, 2023 Logan Tiari +1 213 561 3207 ltiari@cooley.com

Veritone, Inc.

1615 Platte Street 2nd Floor

Denver, CO 80202

Re: Veritone, Inc. – Post-Effective Amendments to Registration Statements on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Veritone, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Post-Effective Amendment No. 1 to each of the Company’s registration statements on Form S-8 (File Nos. 333-217990, 333-227477, 333-237114, 333-253961, 333-262499 and 333-271032), as filed with the Commission on May 12, 2017, September 21, 2018, March 12, 2020, March 5, 2021, February 3, 2022, March 31, 2023, respectively (such registration statements, collectively, the “Prior Registration Statements,” and the post-effective amendment to each of the Prior Registration Statements, collectively, the “Post-Effective Amendments”).

The Prior Registration Statements covered the offering of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), previously available for issuance under the Veritone, Inc. 2014 Stock Option/Stock Issuance Plan, as amended (the “2014 Plan”) and the Veritone, Inc. 2017 Stock Incentive Plan (with the 2014 Plan, the “Prior Plans”), among other plans. For purposes of this opinion, the “Shares” means up to 7,341,291 shares of Common Stock, which is the sum of 854,689 shares of Common Stock that had been available for grants of new awards under the Prior Plans and 6,486,6026 shares of Common Stock subject to outstanding stock awards granted under the Prior Plans, that from and after June 8, 2023, may become available for grant under the Veritone, Inc. 2023 Equity Incentive Plan (the “2023 Plan”) as described in the Post-Effective Amendments.

In connection with this opinion, we have examined and relied upon (a) the Prior Registration Statements, the Post-Effective Amendments and related prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Prior Plans, (d) the 2023 Plan, and (e) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2023 Plan, the Post-Effective Amendments and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Post-Effective Amendments. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

June 20, 2023 Page Two

Sincerely,

Cooley LLP

By: /s/ Logan Tiari

Logan Tiari

Cooley LLP 355 South Grand Avenue, Suite 900 Los Angeles, CA 90071
t: (213) 561-3250 f: (310) 883-6500 cooley.com